Exhibit 10.2

Opening Transaction

To:	Tesla Motors, Inc. 3500 Deer Creek Road Palo Alto, CA 94304

A/C:	[ ]

From:	[ ]

Re:	Base Convertible Bond Hedge Transaction – 2019 Notes

Ref. No:	[ ]

Date:	February 27, 2014

Dear Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between [        ] (“Dealer”) and Tesla Motors, Inc. (“Counterparty”). This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern. Certain defined terms used herein have the meanings assigned to them in the Prospectus Supplement dated February 27, 2014 to the Prospectus dated May 15, 2013 (the “Prospectus Supplement”) and the Base Indenture dated as of May 22, 2013 between Counterparty and U.S. Bank National Association, as trustee (the “Base Indenture”), as amended and supplemented by a Supplemental Indenture to be dated as of March 5, 2014 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), relating to the USD 800,000,000 principal amount of 0.25% Convertible Senior Notes due 2019 (the “Convertible Securities”, and each USD 1,000 principal amount of Convertible Securities, a “Convertible Security”). In the event of any inconsistency between the terms defined in the Indenture or defined in the Prospectus Supplement and this Confirmation, this Confirmation shall govern. For the avoidance of doubt, references herein to sections of the Indenture are based on the description of the Convertible Securities set forth in the Prospectus Supplement. If any relevant provisions of the Indenture differ in any material respect from those described in the Prospectus Supplement, the parties will amend this Confirmation in good faith to preserve the economic intent of the parties, based on the draft of the Indenture. The parties further acknowledge that references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is amended, modified or supplemented following its execution, any such amendment, modification or supplement will be disregarded for purposes of this Confirmation (other than Section 8(b)(ii) below) unless the parties agree otherwise in writing. The Transaction is subject to early unwind if the closing of the Convertible Securities is not consummated for any reason, as set forth below in Section 8(k).

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement as if Dealer and Counterparty had executed an agreement in such form on the date hereof (but without any Schedule except for (i) the election of US Dollars (“USD”) as the Termination Currency and (ii) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Counterparty and to Dealer (a) with (I) a “Threshold Amount” applicable to Counterparty of USD150 million and (II) a “Threshold Amount” applicable to Dealer of three percent of the shareholders’ equity of [            ] on the Trade Date, (b) “Specified Indebtedness” having the meaning set forth in Section 14 of the Agreement, except that with respect to Dealer it shall not include any obligation in respect of deposits received in the ordinary course of Dealer’s banking business, (c) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi)), and (d) the following language shall be added to the end thereof: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due; and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.

The Transaction hereunder shall be the sole Transaction under the Agreement. If there exists any ISDA Master Agreement between Dealer and Counterparty or any confirmation or other agreement between Dealer and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Counterparty are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement.

2. The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	February 27, 2014

Effective Date:	The closing date of the initial issuance of the Convertible Securities.

Option Style:	Modified American, as described under “Procedures for Exercise” below.

Option Type:	Call

Seller:	Dealer

Buyer:	Counterparty

Shares:	The Common Stock of Counterparty, par value USD0.001 (Ticker Symbol: “TSLA”).

Number of Options:	800,000. For the avoidance of doubt, the Number of Options outstanding shall be reduced by each exercise of Options hereunder. In no event will the Number of Options be less than zero.

Applicable Percentage:	[ ]%

Option Entitlement:	As of any date, a number of Shares per Option equal to (i) the “Conversion Rate” (as defined in the Indenture and as described in the Prospectus Supplement under “Description of Notes—Conversion Rights—General, but without regard to any Fundamental Change Adjustment or a Discretionary Adjustment) multiplied by (ii) the Applicable Percentage.

Fundamental Change Adjustment:	Any adjustment to the Conversion Rate pursuant to the sections of the Supplemental Indenture containing the provisions described in the Prospectus Supplement under “Description of Notes — Conversion Rights — Adjustment to Conversion Rate upon Conversion In Connection With a Make-Whole Fundamental Change”.

Discretionary Adjustment:	Any adjustment to the Conversion Rate as set forth in the section of the Supplemental Indenture containing the provisions described in the second to last paragraph in the Prospectus Supplement under “Description of Notes — Conversion Rate Adjustments” (i.e., the paragraph commencing with “We are permitted to increase…”).

Strike Price:	As of any date, an amount in USD equal to USD1,000 divided by the “Conversion Rate” (as defined in the section of the Supplemental Indenture containing the provisions described in the Prospectus Supplement under “Description of Notes —Conversion Rights —General”, but without regard to any adjustments to the Conversion Rate pursuant to a Fundamental Change Adjustment or a Discretionary Adjustment). The Strike Price shall be rounded by the Calculation Agent in accordance with the applicable provisions of the Supplemental Indenture.

Number of Shares:	As of any date, a number of Shares equal to the product of (i) the Number of Options and (ii) the Option Entitlement.

Premium:	USD [ ]

Premium Payment Date:	The Effective Date

Exchange:	The NASDAQ Global Select Market

Related Exchange:	All Exchanges; provided that Section 1.26 of the Equity Definitions shall be amended to add the words “United States” before the word “exchange” in the tenth line of such Section.

Procedures for Exercise:

Conversion Date:	With respect to any conversion of a Convertible Security, the date on which the Holder (as such term is defined in the Indenture containing the provisions described in the Prospectus Supplement) of such Convertible Security satisfies all of the requirements for conversion thereof as set forth in the section of the Supplemental Indenture described in the Prospectus Supplement under “Description of Notes — Conversion Rights — General”.

Free Convertibility Date:	December 1, 2018

Expiration Time:	The Valuation Time

Expiration Date:	March 1, 2019, subject to earlier exercise.

Multiple Exercise:	Applicable, as described under “Automatic Exercise” below.

Automatic Exercise:	Notwithstanding Section 3.4 of the Equity Definitions, on each Conversion Date in respect of which a notice of conversion effecting a conversion that is effective as to Counterparty has been delivered by the relevant converting Holder, a number of Options equal to the number of Convertible Securities in denominations of USD 1,000 as to which such Conversion Date has occurred; provided that such Options shall be exercised or deemed exercised only to the extent Counterparty has provided a Notice of Exercise to Dealer in accordance with “Notice of Exercise” below.

Notwithstanding the foregoing, in no event shall the number of Options that are exercised or deemed exercised hereunder exceed the Number of Options.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions or under “Automatic Exercise” above, in order to exercise any Options, Counterparty, or the trustee on behalf of the Counterparty, must notify Dealer in writing before 12:00 p.m. (New York City time) on the second Scheduled Valid Day immediately preceding the scheduled first day of the Settlement Averaging Period for the Options being exercised of (i) the number of such Options, (ii) the scheduled first day of the Settlement Averaging Period and the scheduled Settlement Date, (iii) the Relevant Settlement Method for such Options, and (iv) if the settlement method for the related Convertible Securities is not Settlement in Shares or Settlement in Cash (each as defined below), the fixed amount of cash per Convertible Security that Counterparty has elected to deliver to Holders (as such term is defined in the Indenture containing the provisions described in the Prospectus Supplement) of the related Convertible Securities (the “Specified Cash Amount”); provided that in respect of any Options relating to Convertible Securities with a Conversion Date occurring on or after the Free Convertibility Date, (A) such notice may be given on or prior to the second Scheduled Valid Day immediately preceding the Expiration Date and need only specify the information required in clause (i) above, and (B) if the Relevant Settlement Method for such Options is (x) Net Share Settlement and the Specified Cash Amount is not USD 1,000, (y) Cash Settlement or (z) Combination Settlement, Dealer shall have received a separate notice (the “Notice of Final Settlement Method”) in respect of all such Convertible Securities before 12:00 p.m. (New York City time) on the Free Convertibility Date specifying the information required in clauses (iii) and (iv) above. Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder, in respect of any election of a settlement method with respect to the Convertible Securities. For the avoidance of doubt, if Counterparty fails to give notice as required above when due in respect of any exercise of Options hereunder, Dealer’s obligation to make any payment or delivery in respect of such exercise (but not in respect of any subsequent exercise) shall be permanently extinguished, and late notice shall not cure such failure; provided that notwithstanding the foregoing, such notice (and the related exercise of Options) shall be effective if given after the Exercise Notice Deadline, but prior to 4:00 P.M. New York City time, on the fifth Exchange Business Day following the Exercise Notice Deadline, in which event Dealer’s Delivery Obligation shall not be extinguished but may instead be adjusted by the Calculation Agent to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities (including the unwinding of any hedge position) as a result of Dealer not having received such notice on or prior to the Exercise Notice Deadline.

Valuation Time:	At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:

“‘Market Disruption Event’ means, in respect of a Share, (i) a failure by the Relevant Stock Exchange to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m. (New York City time) on any Scheduled Valid Day for the Shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Relevant Stock Exchange or otherwise) in the Shares or in any options contracts or future contracts relating to the Shares.”

Relevant Stock Exchange:	The NASDAQ Global Select Market or, if the Shares are not then listed on the NASDAQ Global Select Market, the principal other U.S. national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a U.S. national or regional securities exchange, the over-the-counter market, as reported by the National Quotation Bureau or similar organization or, if the Shares are not then quoted by the National Quotation Bureau or similar organization, the principal other market on which the Shares are then traded.

Dealer’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	As specified in Section 6(b) below.

Settlement Terms:

Settlement Method:	For any Option, Net Share Settlement; provided that if the Relevant Settlement Method set forth below for such Option is not Net Share Settlement, then the Settlement Method for such Option shall be such Relevant Settlement Method, but only if (x) Counterparty shall have notified Dealer of the Relevant Settlement Method in the Notice of Exercise or Notice of Final Settlement Method, as applicable, for such Option and (y) the Notice of Exercise or Notice of Final Settlement Method, as the case may be, contains in writing the following representations and warranties from Counterparty to Dealer as of such notice delivery date:

(i)     none of Counterparty and its officers or directors, or any person that controls, potentially controls, or otherwise exercises influence over, Counterparty’s decision to elect the settlement method for the relevant Convertible Securities is aware of any material nonpublic information regarding Counterparty or the Shares;

(ii)    Counterparty is electing the settlement method for the relevant Convertible Securities in good faith and not as part of a plan or scheme to evade compliance with the U.S. federal securities laws; Counterparty is not electing the settlement method for the relevant Convertible Securities or the Relevant Settlement Method to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act; and Counterparty has not entered into or altered any hedging transaction relating to the Shares corresponding to or offsetting the Transaction;

(iii)  Counterparty has the power to make such election and to execute and deliver any documentation relating to such election that it is required by this Confirmation to deliver and to perform its obligations under this Confirmation and has taken all necessary action to authorize such election, execution, delivery and performance;

(iv)   such election and performance of its obligations under this Confirmation do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets; and

(v)    any transaction that Dealer makes with respect to the Shares during the period beginning at the time that Counterparty delivers such notice and ending at the close of business on the final day of the Settlement Averaging Period shall be made by Dealer at Dealer’s sole discretion for Dealer’s own account and Counterparty shall not have, and shall not attempt to exercise, any influence over how, when, whether or at what price Dealer effects such transactions, including, without limitation, the prices paid or received by Dealer per Share pursuant to such transactions, or whether such transactions are made on any securities exchange or privately.

Relevant Settlement Method:	In respect of any Option:

(i)     if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Security (A) entirely in Shares pursuant to the section of the Supplemental Indenture containing the provisions described in the Prospectus Supplement under “Description of Notes — Conversion Rights — Settlement Upon Conversion” (together with cash in lieu of fractional Shares) (such settlement method, “Settlement in Shares”), (B) in a combination of cash and Shares pursuant to the section of the Supplemental Indenture containing the provisions described in the Prospectus Supplement under “Description of Notes — Conversion Rights — Settlement Upon Conversion” with a Specified Cash Amount less than USD 1,000 or (C) in a combination of cash and Shares pursuant to the section of the Supplemental Indenture containing the provisions described in the Prospectus Supplement under “Description of Notes — Conversion Rights — Settlement Upon Conversion” with a Specified Cash Amount equal to USD 1,000, then the Relevant Settlement Method for such Option shall be Net Share Settlement; and

(ii)    if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Security in a combination of cash and Shares pursuant to the section of the Supplemental Indenture containing the provisions described in the Prospectus Supplement under “Description of Notes — Conversion Rights — Settlement Upon Conversion” with a Specified Cash Amount greater than USD 1,000, then the Relevant Settlement Method for such Option shall be Combination Settlement; and

(iii)  if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Security entirely in cash pursuant to the section of the Supplemental Indenture containing the provisions described in the Prospectus Supplement under “Description of Notes — Conversion Rights — Settlement Upon Conversion” (such settlement method, “Settlement in Cash”), then the Relevant Settlement Method for such Option shall be Cash Settlement.

Net Share Settlement:	If Net Share Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will deliver to Counterparty, on the relevant Settlement Date for each such Option, a number of Shares (the “Net Share Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for each such Option, of (i) (a) the Daily Option Value for such Valid Day, divided by (b) the Relevant Price on such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period; provided that if such exercise relates to the conversion of Convertible Securities in connection with which Holders thereof are entitled to receive additional Shares pursuant to a Fundamental Change Adjustment, then the Net Share Settlement Amount shall be a number of Shares equal to the lesser of (i) the Net Share Settlement Amount determined as if the Option Entitlement referenced in “Daily Option Value” were adjusted pursuant to such Fundamental Change Adjustment and (ii) a number of Shares with a value equal to the Relevant Termination Amount for such Option, as determined by the Calculation Agent (and the value of any such Shares determined by the Calculation Agent using the open trading price on the last day of the relevant Settlement Averaging Period); provided further that notwithstanding the immediately preceding proviso, in no event shall the Net Share Settlement Amount for any Option exceed a number of Shares equal to the Applicable Limit for such Option divided by the Applicable Limit Price on the Settlement Date for such Option.

Dealer will deliver cash in lieu of any fractional Shares to be delivered with respect to any Net Share Settlement Share Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Combination Settlement:	If Combination Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will deliver to Counterparty, on the relevant Settlement Date for each such Option:

(i)     cash (the “Combination Settlement Cash Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (A) an amount (the “Daily Combination Settlement Cash Amount”) equal to the lesser of (1) the product of (x) the Applicable Percentage and (y) the Specified Cash Amount minus USD1,000 and (2) the Daily Option Value, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in clause (A) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Cash Amount for such Valid Day shall be deemed to be zero; and

(ii)    Shares (the “Combination Settlement Share Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of a number of Shares for such Valid Day (the “Daily Combination Settlement Share Amount”) equal to (A) (1) the Daily Option Value on such Valid Day minus the Daily Combination Settlement Cash Amount for such Valid Day, divided by (2) the Relevant Price on such Valid Day, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in sub-clause (A)(1) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Share Amount for such Valid Day shall be deemed to be zero;

provided that, if such exercise relates to the conversion of Convertible Securities in connection with which Holders thereof are entitled to receive additional Shares pursuant to a Fundamental Change Adjustment, then the aggregate value of the sum of the Combination Settlement Cash Amount and the Combination Settlement Share Amount shall be equal to the lesser of (i) the aggregate value of the sum of the Combination Settlement Cash Amount and the Combination Settlement Share Amount determined as if the Option Entitlement referenced in “Daily Option Value” were adjusted pursuant to such Fundamental Change Adjustment and (ii) cash and Shares with an aggregate value equal to the Relevant Termination Amount for such Option, as determined by the Calculation Agent (and the value of any such Shares determined by the Calculation Agent using the open trading price on the last day of the relevant Settlement Averaging Period); provided further that notwithstanding the immediately preceding proviso, (1) in no event shall the sum of (x) the Combination Settlement Cash Amount for any Option and (y) the Combination Settlement Share Amount for such Option multiplied by the Applicable Limit Price on the Settlement Date for such Option, exceed the Applicable Limit for such Option and (2) in the event the Applicable Limit would be exceeded, the Combination Settlement Cash Amount for such Option shall be reduced such that the sum referred to in clause (1) does not exceed the Applicable Limit.

Dealer will deliver cash in lieu of any fractional Shares to be delivered with respect to any Combination Settlement Share Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Cash Settlement:	If Cash Settlement is applicable to any Option exercised or deemed exercised hereunder, in lieu of Section 8.1 of the Equity Definitions, Dealer will pay to Counterparty, on the relevant Settlement Date for each such Option, an amount of cash (the “Cash Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (i) the Daily Option Value for such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period; provided that, if such exercise relates to the conversion of Convertible Securities in connection with which Holders thereof are entitled to receive additional Shares pursuant to a Fundamental Change Adjustment, then the Cash Settlement Amount shall be equal to the lesser of (i) the Cash Settlement Amount determined as if the Option Entitlement referenced in “Daily Option Value” were adjusted pursuant to such Fundamental Change Adjustment and (ii) the Relevant Termination Amount for such Option, as determined by the Calculation Agent (and the value of any such Shares determined by the Calculation Agent using the open trading price on the last day of the relevant Settlement Averaging Period); provided further that, notwithstanding the immediately preceding proviso, in no event shall the Cash Settlement Amount for any Option exceed the Applicable Limit for such Option.

Delivery Obligation:	For any Settlement Date, the Net Share Settlement Amount, the Cash Settlement Amount, the Combination Settlement Cash Amount or the Combination Settlement Share Amount payable or deliverable on such Settlement Date.

Daily Option Value:	For any Valid Day, an amount equal to (i) the Option Entitlement on such Valid Day, multiplied by (ii) the Relevant Price on such Valid Day less the Strike Price on such Valid Day; provided that if the calculation contained in clause (ii) above results in a negative number, the Daily Option Value for such Valid Day shall be deemed to be zero. In no event will the Daily Option Value be less than zero.

Relevant Termination Amount:	For any Option, the amount determined by the Calculation Agent that would be payable by Dealer pursuant to Section 6 of the Agreement if the relevant Conversion Date were an Early Termination Date resulting from an Additional Termination Event with respect to which the Transaction was the sole Affected Transaction and Counterparty was the sole Affected Party (determined without regard to Section 8(c) of this Confirmation), provided that such amount will be determined as if the Fundamental Change Adjustment provisions were deleted from the Supplemental Indenture.

Applicable Limit:	For any Option, an amount of cash equal to the Applicable Percentage multiplied by the excess of (i) the aggregate of (A) the amount of cash, if any, delivered to the Holder of the related Convertible Security upon conversion of such Convertible Security and (B) the number of Shares, if any, delivered to the Holder of the related Convertible Security upon conversion of such Convertible Security multiplied by the Applicable Limit Price on the Settlement Date for such Option, over (ii) USD1,000.

Applicable Limit Price:	On any day, the opening price as displayed under the heading “Op” on Bloomberg page TSLA <equity> (or any successor thereto).

Valid Day:	A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the Relevant Stock Exchange. If the Shares are not listed, quoted or traded on any U.S. securities exchange or any other market, “Valid Day” means a Business Day.

Scheduled Valid Day:	A day that is scheduled to be a Valid Day on the Relevant Stock Exchange. If the Shares are not listed, quoted or traded on any U.S. securities exchange or any other market, “Scheduled Valid Day” means a Business Day.

Business Day:	Any day other than a Saturday, a Sunday or other day on which banking institutions are authorized or required by law, regulation or executive order to close or be closed in the State of New York.

Relevant Price:	On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “TSLA.Q <equity> AQR” (or its equivalent successor if such page is not available) (the “Nasdaq VWAP”) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Valid Day (or if such volume-weighted average price is unavailable at such time, the market value of one Share on such Valid Day, as determined by the Calculation Agent using, if practicable, a volume-weighted average method substantially similar to the method for determining the Nasdaq VWAP). The Relevant Price will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

Settlement Averaging Period:	For any Option and regardless of the Settlement Method applicable to such Option:

(i) if the related Conversion Date occurs prior to the Free Convertibility Date, the 20 consecutive Valid Days commencing on, and including, the third Valid Day following such Conversion Date; or

(ii)    if the related Conversion Date occurs on or following the Free Convertibility Date, the 20 consecutive Valid Days commencing on, and including, the 22nd Scheduled Valid Day immediately prior to the Expiration Date.

Settlement Date:	For any Option, the third Business Day immediately following the final Valid Day of the Settlement Averaging Period for such Option.

Settlement Currency:	USD

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9, 9.11 and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Settled”. “Share Settled” in relation to any Option means that Net Share Settlement or Combination Settlement is applicable to that Option. The last sentence of Section 9.12 of the Equity Definitions is hereby amended and restated to read “Notwithstanding the foregoing, a party shall not be responsible for any special, indirect or consequential damages (including, without limitation, delayed or lost ‘earnings per share’ benefits and delayed or loss tax benefits), even if informed of the possibility thereof.”

Representation and Agreement:	Notwithstanding anything to the contrary in Equity Definitions (including, but not limited to, Section 9.11 thereof), the parties acknowledge that (i) any Shares delivered to Counterparty shall be, upon delivery, subject to restrictions and limitations arising from Counterparty’s status as issuer of the Shares under applicable securities laws, (ii) Dealer may deliver any Shares required to be delivered hereunder in certificated form in lieu of delivery through the Clearance System and (iii) any Shares delivered to Counterparty may be “restricted securities” (as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”)). With respect to any such certificated Shares (as described in clause (ii) above), the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by deleting the remainder of the provision after the word “encumbrance” in the fourth line thereof.

Adjustments:

Method of Adjustment:	Notwithstanding Section 11.2 of the Equity Definitions, upon the occurrence of any event or condition set forth in the section of the Supplemental Indenture containing the provisions described in the Prospectus Supplement under “Description of Notes —Conversion Rights—Conversion Rate Adjustments”,”—Recapitalizations, Reclassifications and Changes of Our Common Stock” and “—Adjustments of Prices” (each, a “Potential Adjustment Event”), the Calculation Agent shall make a corresponding adjustment in respect of any one or more of the Strike Price, the Number of Options, the Option Entitlement and any other term relevant to the exercise, settlement or payment of the Transaction; provided that, notwithstanding the foregoing, if the Calculation Agent acting in good faith and a commercially reasonable manner disagrees with any adjustment to the Convertible Securities that involves an exercise of discretion by Counterparty or its board of directors (including, without limitation, pursuant to the section of the Supplemental Indenture containing the provisions described in the Prospectus Supplement under “Description of Notes—Conversion Rights— Conversion Rate Adjustments—Adjustments of Prices”, or in connection with any proportional adjustment or the determination of the fair value of any securities, property, rights or other assets) and determines that such adjustment was materially inaccurate or based on materially inaccurate inputs, then in each such case, the Calculation Agent will determine the adjustment to be made to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction in a commercially reasonable manner; provided, further, that, notwithstanding the foregoing, if any Potential Adjustment Event occurs during the Settlement Averaging Period but no adjustment was made to any Convertible Security under the Indenture because the relevant Holder was deemed to be a record owner of the underlying Shares on the related Conversion Date, then the Calculation Agent shall make an adjustment, as reasonably determined by it, to the terms hereof in order to account for such Potential Adjustment Event.

Promptly upon the occurrence of any Potential Adjustment Event, Counterparty shall notify the Calculation Agent of such Potential Adjustment Event.

For the avoidance of doubt, Dealer shall not have any delivery obligation hereunder in respect of any distributed property delivered by Counterparty pursuant to the section of the Supplemental Indenture containing the provisions described in the Prospectus Supplement under clause (3) of the section titled “Description of Notes — Conversion Rights — Conversion Rate Adjustments” (the paragraph starting with “Notwithstanding…”) or any payment obligation in respect of any cash paid by Counterparty the section of the Supplemental Indenture containing the provisions described in the Prospectus Supplement under clause (4) of the section titled “Description of Notes — Conversion Rights — Conversion Rate Adjustments” (the paragraph starting with “Notwithstanding…”) (collectively, the “Conversion Rate Adjustment Fallback Provisions”), and no adjustment shall be made to the terms of the Transaction on account of any event or condition described in the Conversion Rate Adjustment Fallback Provisions.

Extraordinary Events:

Merger Events:	Applicable; provided that notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in the section of the Supplemental Indenture containing the provisions described in the Prospectus Supplement under “Description of Notes — Conversion Rights — Recapitalizations, Reclassifications and Changes of Our Common Stock”.

Tender Offer:	Applicable; provided that notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in the section of the Supplemental Indenture containing the provisions described in the Prospectus Supplement under clause (5) of the section titled “Description of Notes — Conversion Rights — Conversion Rate Adjustments”.

Consequences of Merger Events / Tender Offers:	Notwithstanding Section 12.2 and 12.3 of the Equity Definitions, upon the occurrence of a Merger Event that results in an adjustment under the Indenture containing the provisions described in the Prospectus Supplement, the Calculation Agent shall make a corresponding adjustment in respect of any one or more of the Strike Price, the Number of Options, the Option Entitlement and any other term relevant to the exercise, settlement or payment of the Transaction; provided that such adjustment shall be made without regard to any adjustment to the Conversion Rate pursuant to a Fundamental Change Adjustment or a Discretionary Adjustment; and provided further that the Calculation Agent may limit or alter any such adjustment referenced in this paragraph so that the fair value of the Transaction is not reduced as a result of such adjustment; and provided further that if, with respect to a Merger Event, the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person not organized under the laws of the United States, any state thereof or the District of Columbia, Cancellation and Payment (Calculation Agent Determination) shall apply.

Notice of Merger Consideration and Consequences:

Upon the occurrence of a Merger Event that causes the Shares to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), Counterparty shall reasonably promptly (but in any event prior to the relevant merger date) notify the Calculation Agent of (i) the type and amount of consideration that a holder of Shares would have been entitled to in the case of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions that cause Shares to be converted into the right to receive more than a single type of consideration, (ii) the weighted average of the types and amounts of consideration to be received by the holders of Shares that affirmatively make such an election, and (iii) the details of the adjustment to be made under the Indenture containing the provisions described in the Prospectus Supplement in respect of such Merger Event.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) by adding the phrase “and/or Hedge Position” after the word “Shares” in clause (X) thereof and (iii) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”; provided, further that any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date.

(b)	Failure to Deliver: Applicable

(c)	Insolvency Filing: Applicable

(d)	Hedging Disruption: Not Applicable

(e)	Increased Cost of Hedging: Not Applicable

Hedging Party:	Dealer

Determining Party:	Dealer

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent:         Dealer; provided that all determinations made by the Calculation Agent shall be made in good faith and in a commercially reasonable manner; provided further that, upon receipt of written request from Counterparty, the Calculation Agent shall promptly provide Counterparty with a written explanation describing in reasonable detail any calculation, adjustment or determination made by it (including any quotations, market data or information from internal or external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing Dealer’s proprietary models or other information that may be proprietary or subject to contractual, legal or regulatory obligations to not disclose such information), and shall use commercially reasonable efforts to provide such written explanation within five (5) Exchange Business Days from the receipt of such request.

4. Account Details:

Dealer Payment Instructions:

[    ]

Counterparty Payment Instructions:

To be provided by Counterparty.

5. Offices:

The Office of Dealer for the Transaction is:

[    ]

The Office of Counterparty for the Transaction is:

3500 Deer Creek Road, Palo Alto, CA 94304

6. Notices: For purposes of this Confirmation:

(a) Address for notices or communications to Counterparty:

To:	[ ]
Attn:	[ ]

Telephone:	[ ]
Facsimile:	[ ]

With a copy to:
[ ]
Attn:	[ ]

Telephone:	[ ]
Facsimile:	[ ]

(b) Address for notices or communications to Dealer:

To:	[ ]
[ ]
Attn:	[ ]

Telephone:	[ ]
Facsimile:	[ ]
Email:	[ ]

With a copy to:

Attn:	[ ]

Telephone:	[ ]
Facsimile:	[ ]
Email:	[ ]

7. Representations, Warranties and Agreements:

(a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i) On the Trade Date and as of the date of any election by Counterparty of the Share Termination Alternative under (and as defined in) Section 8(c) below, (A) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) (A) On the Trade Date, Counterparty is not engaged in any “distribution,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”), other than (A) a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M and (B) the distribution of the Convertible Securities and the concurrent distribution of the Shares described in the prospectus supplement relating to the Convertible Securities.

(iii) Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements).

(iv) Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(v) Prior to the Trade Date, Counterparty shall deliver to Dealer a resolution of Counterparty’s board of directors authorizing the Transaction and such other certificate or certificates as Dealer shall reasonably request.

(vi) Counterparty is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(vii) Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(viii) On each of the Trade Date and the Premium Payment Date, Counterparty is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the Number of Shares in compliance with the laws of the jurisdiction of Counterparty’s incorporation.

(ix) The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 1 of the Underwriting Agreement, dated as of February 27, 2014, among Goldman, Sachs & Co., Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. as the Underwriters and Counterparty (the “Underwriting Agreement”) are true and correct as of the Trade Date and the Effective Date and are hereby deemed to be repeated to Dealer as if set forth herein.

(x) No state or local law, rule, regulation or regulatory order in the State of Delaware or California applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares.

(xi) Counterparty (i) is an “institutional account” as defined in FINRA Rule 4512(c), (ii) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and will exercise independent judgment in evaluating the recommendations of Dealer or its associated persons, and (iii) will notify Dealer if any of the statements contained in clause (i) or (ii) of this Section 7(a)(xi) ceases to be true.

(b) Each of Dealer and Counterparty agrees and represents that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended, and is entering into the Transaction as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.

(c) Each of Dealer and Counterparty acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof. Accordingly, Counterparty represents and warrants to Dealer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(d) Each of Dealer and Counterparty agrees and acknowledges that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” within the meaning of Section 546 of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “transfer” within the meaning of Section 546 of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d)(2), 555, 560 and 561 of the Bankruptcy Code.

(e) As a condition to the effectiveness of the Transaction, Counterparty shall deliver to Dealer (i) an incumbency certificate, dated as of the Trade Date, of Counterparty in customary form and (ii) an opinion of counsel, dated as of the Trade Date and reasonably acceptable to Dealer in form and substance, as to the due incorporation, existence and good standing of Issuer in Delaware, its qualifications as a foreign corporation and good standing in California, the due authorization, execution and delivery of this Confirmation, and the absence of conflict of the execution, delivery and performance of this Confirmation with any material agreement required to be filed as an exhibit to Issuer’s Annual Report on Form 10-K and Issuer’s charter documents.

(f) Counterparty understands that notwithstanding any other relationship between Counterparty and Dealer and its affiliates, in connection with the Transaction and any other over-the-counter derivative transactions between Counterparty and Dealer or its affiliates, Dealer or its affiliates is acting as principal and is not a fiduciary or advisor in respect of any such transaction, including any entry, exercise, amendment, unwind or termination thereof.

(g) Counterparty represents and warrants that it has received, read and understands the OTC Options Risk Disclosure Statement and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.

(h) Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.

(i) Counterparty acknowledges that the board of directors of Counterparty has granted the approval necessary to cause the restrictions set forth in Section 203 of the Delaware General Corporation Law (the “Business Combinations Statute”) to be inapplicable to the Transaction, including, without limitation, transactions in, or linked to, Counterparty’s securities to be effected by Dealer in connection with hedging the Transaction, and as a result neither Dealer nor any of its affiliates or associates shall be subject to the restrictions in the Business Combinations Statute as an “interested stockholder” of Counterparty by virtue of (i) its entry into the Transaction or (ii) any act that Dealer may take in furtherance of the Transaction (including without limitation the hedging transactions to be effected by Dealer or its affiliates in connection with the Transaction, whether in Shares or transactions that references the Shares) or (iii) its underwriting of, as the case may be, and/or market-making in, the Convertible Securities and the 2013 Convertible Securities.

8. Other Provisions:

(a) Right to Extend. Dealer may postpone any Exercise Date or Settlement Date or any other date of valuation or delivery by Dealer, with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments to the Delivery Obligation), if Dealer determines, in its reasonable discretion, that such extension is reasonably necessary or appropriate to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock borrow market or other relevant market or to enable Dealer to effect purchases of Shares or Share Termination Delivery Units in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer; provided that any such extension pursuant to this clause shall not exceed [    ] Exchange Business Days.

(b) Additional Termination Events. The occurrence of (i) an event of default with respect to Counterparty under the terms of the Convertible Securities as set forth in the section of the Supplemental Indenture containing the provisions described in the Prospectus Supplement under “Description of Notes—Events of Default”, or (ii) an Amendment Event, in each case, shall constitute an Additional Termination Event with respect to which the Transaction is the sole Affected Transaction and Counterparty is the sole Affected Party, and Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement and to determine the amount payable pursuant to Section 6(e) of the Agreement.

“Amendment Event” means that Counterparty amends, modifies, supplements, waives or obtains a waiver in respect of any term of the Indenture or the Convertible Securities governing the principal amount, coupon, maturity, repurchase obligation of Counterparty, any term relating to conversion of the Convertible Securities (including changes to the conversion price, conversion settlement dates or conversion conditions), or any term that would require consent of the holders of not less than 100% of the principal amount of the Convertible Securities to amend, in each case without the prior consent of Dealer.

(c) Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If at any time an Early Termination Date occurs and Dealer would be required to make a payment pursuant to Section 6 of the Agreement or an Extraordinary Event occurs and Dealer would be required to make a payment pursuant to Article 12 of the Equity Definitions (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to require Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within two Scheduled Trading Days, no later than 9:30 a.m. New York City time on the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable (“Notice of Share Termination”); provided that if Counterparty does not elect to require Dealer to satisfy its Payment Obligation by the Share Termination Alternative, Dealer shall have the right, in its reasonable discretion, to elect to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty’s failure to elect or election to the contrary; and provided further that Counterparty shall not have the right to so elect (but, for the avoidance of doubt, Dealer shall have the right to so elect) in the event of (i) an Insolvency, a Nationalization or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event resulted from an event or events within Counterparty’s control. Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the relevant merger date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable:

Share Termination Alternative:	Applicable and means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to “Consequences of Merger Events” above or Section 12.2, 12.6, 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable, or such later date as the Calculation Agent may reasonably determine (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery
Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization or Merger Event, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization or Merger Event, as applicable. If such Insolvency, Nationalization or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Applicable

Other Applicable Provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10 and 9.11 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”; provided that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Counterparty is the issuer of any Share Termination Delivery Units (or any part thereof).

(d) Disposition of Hedge Shares. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, based on the advice of counsel, the Shares (the “Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the U.S. public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering of equity securities of companies of comparable size, maturity and lines of business, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty as are customarily requested in connection with underwritten follow-on offers of equity securities of companies of comparable size, maturity and lines of business, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities of companies of comparable size, maturity and lines of business and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities of companies of comparable size, maturity and lines of business; provided, however, that if Counterparty elects clause (i) above but the items referred to therein are not completed in a timely manner, or if Dealer, in its sole commercially reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 8(d) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities of companies of comparable size, maturity and lines of business, in form and substance reasonably satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements agreements of companies of comparable size, maturity and lines of business, all reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the Relevant Price on such Exchange Business Days, and in the amounts, requested by Dealer. This Section 8(d) shall survive the termination, expiration or early unwind of the Transaction.

(e) Repurchase and Conversion Rate Adjustment Notices. Counterparty shall, at least five Scheduled Trading Days prior to any day on which Counterparty intends to effect any repurchase of Shares or consummates or otherwise engages in any transaction or event (a “Conversion Rate Adjustment Event”) that could reasonably be expected to lead to an increase in the Conversion Rate, give Dealer a written notice of such repurchase or Conversion Rate Adjustment Event (a “Repurchase Notice”) on such day if, following such repurchase or Conversion Rate Adjustment Event, the Notice Percentage would reasonably be expected to be (i) greater than 8.0% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof). The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares and the denominator of which is the number of Shares outstanding on such day. In the event that Counterparty fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 8(e) then Counterparty agrees to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Party”) from and against any and all losses (including losses relating to the Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Party may become subject under applicable securities laws, including without limitation, Section 16 of the Exchange Act or under any U.S. state or federal law, regulation or regulatory order, relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold harmless any Indemnified Party, then Counterparty shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Party as a result of such loss, claim, damage or liability. In addition, Counterparty will reimburse any Indemnified Party for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer.

(f) Transfer and Assignment. Either party may transfer or assign any of its rights or obligations under the Transaction with the prior written consent of the non-transferring party, such consent not to be unreasonably withheld or delayed; provided that Dealer may transfer or assign without any consent of Counterparty its rights and obligations hereunder, in whole or in part, to (A) any affiliate of Dealer whose obligation would be guaranteed by [        ] or (B) any person (including any affiliate of Dealer whose obligations are not guaranteed in the manner described in clause (A)) or any person whose obligations would be guaranteed by a person (a “Designated Transferee”), in either case, of credit quality equivalent to Dealer’s (or its guarantor’s), provided however that in no event shall the credit rating of the Designated Transferee or of its guarantor (whichever is higher) be lower than [        ] from Moody’s Investor Service, Inc. or its successor or [        ] from Standard and Poor’s Rating Group, Inc. or its successor; provided further that Dealer will notify Counterparty prior to any proposed transfer or assignment to a Designated Transferee. If at any time at which (1) the Equity Percentage exceeds 8.0 % or (2) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under the Business Combinations Statute or other federal, state or local law, rule, regulation or regulatory order or organizational documents or contracts of Counterparty applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting, registration, filing or notification obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Dealer Person under Applicable Restrictions and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 1% of the number of Shares outstanding on the date of determination (either such condition described in clause (1) or (2), an “Excess Ownership Position”), Dealer, in its reasonable discretion, is unable to effect a transfer or assignment to a third party in accordance with the requirements set forth above after its commercially reasonable efforts on pricing and terms and within a time period reasonably acceptable to Dealer such that an Excess Ownership Position no longer exists, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that an Excess Ownership Position no longer exists following such partial termination. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(c) of this Confirmation as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty were the sole Affected Party with respect to such partial termination, (iii) such portion of the Transaction were the only Terminated Transaction and (iv) Dealer were the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement and to determine the amount payable pursuant to Section 6(e) of the Agreement. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Dealer (collectively, “Dealer Group”) “beneficially own” (within the meaning of Section 13 of the Exchange Act) without duplication on such day and (B) the denominator of which is the number of Shares outstanding on such day. In the case of a transfer or assignment by Counterparty of its rights and obligations hereunder and under the Agreement, in whole or in part (any such Options so transferred or assigned, the “Transfer Options”), to any party, withholding of such consent by Dealer shall not be considered unreasonable if such transfer or assignment does not meet the reasonable conditions that Dealer may impose including, but not limited, to the following conditions:

(A) With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 8(e) or any obligations under Section 2 (regarding Extraordinary Events) or 8(d) of this Confirmation;

(B) Any Transfer Options shall only be transferred or assigned to a third party that is a U.S. person (as defined in the Internal Revenue Code of 1986, as amended);

(C) Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, undertakings with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of customary legal opinions with respect to securities laws and other matters by such third party and Counterparty as are reasonably requested and reasonably satisfactory to Dealer;

(D) Dealer will not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment;

(E) An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;

(F) Without limiting the generality of clause (B), Counterparty shall have caused the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and

(G) Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

(g) Staggered Settlement. Dealer may, by notice to Counterparty prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver any Shares due to be delivered on one or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

(i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to the 20th Exchange Business Day after such Nominal Settlement Date, but not prior to the earlier of the relevant Conversion Date and the first day of the relevant Settlement Averaging Period) or delivery times and how it will allocate the Shares it is required to deliver under “Delivery Obligation” (above) among the Staggered Settlement Dates or delivery times; and

(ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

(h) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(i) No Netting and Set-off. The provisions of Section 2(c) of the Agreement shall not apply to the Transaction. Each party waives any and all rights it may have to set-off delivery or payment obligations it owes to the other party under the Transaction against any delivery or payment obligations owed to it by the other party, whether arising under the Agreement, under any other agreement between parties hereto, by operation of law or otherwise.

(j) Equity Rights. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty’s bankruptcy. For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty’s bankruptcy to any claim arising as a result of a breach by Counterparty of any of its obligations under this Confirmation or the Agreement. For the avoidance of doubt, the parties acknowledge that the obligations of Counterparty under this Confirmation are not secured by any collateral that would otherwise secure the obligations of Counterparty herein under or pursuant to any other agreement.

(k) Early Unwind. In the event the sale by Counterparty of the Convertible Securities is not consummated pursuant to the Underwriting Agreement for any reason by the close of business in New York on March 5, 2014 (or such later date as agreed upon by the parties, which in no event shall be later than March 7, 2014) (March 5, 2014 or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and the Transaction and all of the respective rights and obligations of Dealer and Counterparty hereunder shall be cancelled and terminated and Counterparty shall pay to Dealer, other than in cases involving a breach of the Underwriting Agreement by Dealer as the Underwriter, an amount in cash equal to the aggregate amount of costs and expenses relating to the unwinding of Dealer’s hedging activities in respect of the Transaction (including market losses incurred in reselling any Shares purchased by Dealer or its affiliates in connection with such hedging activities, unless Counterparty agrees to purchase any such Shares at the cost at which Dealer purchased such Shares) or, at the election of Counterparty, deliver to Dealer Shares with a value equal to such amount, as determined by the Calculation Agent, in which event the parties shall enter into customary and commercially reasonable documentation relating to the registered or exempt resale of such Shares. Following such termination, cancellation and payment or delivery, each party shall be released and discharged by the other party from, and agrees not to make any claim against the other party with respect to, any obligations or liabilities of either party arising out of, and to be performed in connection with, the Transaction either prior to or after the Early Unwind Date. Dealer and Counterparty represent and acknowledge to the other that upon an Early Unwind and following the payment referred to above, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(l) Illegality. The parties agree that, for the avoidance of doubt, for purposes of Section 5(b)(i) of the Agreement, “any applicable law” shall include the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any rules and regulations promulgated thereunder and any similar law or regulation, without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and the consequences specified in the Agreement, including without limitation, the consequences specified in Section 6 of the Agreement, shall apply to any Illegality arising from any such act, rule or regulation.

(m) Payments by Counterparty upon Early Termination. The parties hereby agree that, notwithstanding anything to the contrary herein, in the Definitions or in the Agreement, following the payment of the Premium, in the event that an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or the Transaction is terminated or cancelled pursuant to Article 12 of the Equity Definitions and, as a result, Counterparty would owe to Dealer an amount calculated under Section 6(e) of the Agreement or Article 12 of the Equity Definitions, such amount shall be deemed to be zero.

(n) Governing Law. THE AGREEMENT, THIS CONFIRMATION AND ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT AND THIS CONFIRMATION SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE, OTHER THAN TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW). THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THE AGREEMENT, THIS CONFIRMATION OR ANY TRANSACTIONS CONTEMPLATED HEREBY.

(o) Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE AGREEMENT, THIS CONFIRMATION OR ANY TRANSACTIONS CONTEMPLATED HEREBY.

(p) Amendment. This Confirmation and the Agreement may not be modified, amended or supplemented, except in a written instrument signed by Counterparty and Dealer.

(q) Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to the address provided in the Notices section of the Confirmation.

Yours faithfully,

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By:
Name:
Title:

Agreed and Accepted

TESLA MOTORS, INC.

By:
Name:
Title: